UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM SD
Specialized Disclosure Report

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Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)
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Delaware	1-7463	95-4081636
(State or other jurisdiction of incorporation or organization)	(SEC File No.)	(IRS Employer Identification No.)

1999 Bryan Street, Suite 1200
Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)

Michael R. Tyler
Senior Vice President, General Counsel
and Chief Compliance Officer

(214) 583 – 8500
(Name and telephone number, including area code, of the person to contact in connection with this report)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2020.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD of Jacobs Engineering Group Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under Section 13(p) of the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2020 to December 31, 2020.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available on our website at https://invest.jacobs.com/investors/Jacobs-Filings. The website and the information accessible through it are not incorporated into this Form SD.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this Form SD.

1.01	Jacobs Engineering Group Inc. Conflict Minerals Report

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Dated: June 1, 2021

JACOBS ENGINEERING GROUP INC.

By:	/s/ Kevin C. Berryman
Kevin C. Berryman
President
and Chief Financial Officer